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                                                                   EXHIBIT 99.1


                                 PRESS RELEASE

FOR IMMEDIATE RELEASE
For further information, contact:

Lillian Tsai                                 Fletcher Chamberlin
Marketing Communications Manager             Investor Relations
Analogy, Inc.                                Harris Massey Herinckx
(503) 626-9700                               (503) 973-9226


ANALOGY ANNOUNCES EXPENSE REDUCTIONS


Beaverton, Oregon - June 5, 1998 - Analogy, Inc. (NASDAQ: ANLG) today announced that it is taking steps to reduce expenses to bring them in line with current sales levels. As a result, the company has eliminated approximately 10 percent of its workforce in the last two months. Half of these were the result of attrition and positions that will not be replaced.

The company also announced that it expects to report an operating loss for the first fiscal quarter ending June 30, 1998. The quarter will also include a restructuring charge associated with the employment reductions and associated costs.

"While we deeply regret having to take these actions," said Gary Arnold, chairman and president of Analogy, "we must return the company to acceptable levels of growth and profitability as we move forward in the new fiscal year."

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, without limitation, changes in capital spending plans by key customers, increased adoption of behavioral modeling design methodologies for mixed-signal and mixed-technology systems design, increased dependence on large orders as a portion of quarterly revenue, Analogy's ability to expand its markets as planned, seasonal fluctuations in the Analogy's order patterns and competitive initiatives. The forward-looking statements should be considered in light of these risks and uncertainties.

Analogy, Inc. is a world leader in the development of high-performance design and analysis software and model libraries for the design of mixed-signal and mixed-technology systems. The company's products are used in the aerospace, automotive/transportation, semiconductor, telecommunications, computer peripherals, medical, and industrial control industries. Analogy has offices and support staff throughout the United States, Europe and Asia and is headquartered in Beaverton, Oregon. For on-line information, visit the company's web site at: http//www.analogy.com.


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